SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934 (Amendment No. )


Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

         /x/      Preliminary Proxy Statement
         / /      Confidential, for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)2))
         / /      Definitive Proxy Statement
         / /      Definitive Additional Materials
         / /      Soliciting   Material  Pursuant  to  Rule  14a-11(c)  or  Rule
                  14(a)-12



                             UNIFORCE SERVICES, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)


         Payment of filing fee (check the appropriate box):

         /X/      No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------


         (2)      Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------


         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         / /      Fee paid previously with preliminary materials.


         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:



--------------------------------------------------------------------------------


         (2)      Form, Schedule or Registration Statement no.:



--------------------------------------------------------------------------------


         (3)      Filing Party:



--------------------------------------------------------------------------------


         (4)      Date Filed:

                             UNIFORCE SERVICES, INC.

                            415 Crossways Park Drive
                            Woodbury, New York 11797


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To the Shareholders of Uniforce Services, Inc.

         Please take notice that the Annual Meeting of Shareholders of Uniforce Services, Inc., a New York corporation (the "Company"), will be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York on Tuesday, June 10, 1997 at 10:00 A.M. for the following purposes:

                  1. To elect a board of six directors for a term of one year.

                  2. To approve amendments to the 1991 Stock Option Plan of the Company.

                  3. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to authorize the issuance by the Company of up to 2,000,000 shares of Preferred Stock.

                  4. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the year ending December 31, 1997.

                  5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on April 23, 1997 as the record date for the purpose of determining the shareholders entitled to notice of, and to vote at, the meeting.

         YOU ARE EARNESTLY REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

         You may revoke your proxy for any reason at any time prior to the voting thereof, and if you attend the meeting in person you may withdraw the proxy and vote your own shares.

                              By Order of the Board of Directors,


                              DIANE J. GELLER,
                              Secretary

Woodbury, New York
April 29, 1997

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                             UNIFORCE SERVICES, INC.


                                 PROXY STATEMENT



         The proxy accompanying this proxy statement (the "Proxy Statement") is solicited by the Board of Directors (the "Board of Directors") of Uniforce Services, Inc., a New York corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York on Tuesday, June 10, 1997 at 10:00 A.M. and at any adjournment or adjournments thereof. All proxies in the accompanying form that are properly executed and duly returned will be voted in accordance with the instructions specified therein. If no instructions are given, such proxies will be voted in accordance with the recommendations of the Board of Directors as indicated in this Proxy Statement. A proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting. Such revocation will not affect a vote on any matters taken prior thereto. The mere presence at the Annual Meeting of the person appointing a proxy will not revoke the appointment. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the vote cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

         The approximate date of mailing of this Proxy Statement and the accompanying proxy to shareholders is April 30, 1997.

                        VOTING SECURITIES -- RECORD DATE

         Only holders of the Company's Common Stock, $.01 par value (the "Common Stock"), of record at the close of business on April 23, 1997 will be entitled to notice of and to vote at the Annual Meeting or at any adjournment or adjournments thereof. On that date, [3,033,543] shares of Common Stock were issued and outstanding. Each outstanding share entitles the holder thereof to one vote.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information at April 23, 1997 as to the Common Stock beneficially owned by directors, certain executive officers and all directors and certain executive officers of the Company as a group and by certain principal shareholders. Unless otherwise indicated, the address of each person listed below is 415 Crossways Park Drive, Woodbury, New York 11797.


                                                              Number of Shares and Nature         Percent of
         Name and Address of Beneficial Owner                 of Beneficial Ownership(1)          Class(2)
         ------------------------------------                 --------------------------          --------

John Fanning(3).......................................              1,845,180(4)                    59.9%

Dimensional Fund Advisors Inc.(5).....................                221,400(5)                     7.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

Rosemary Maniscalco ..................................                 72,451(6)                     2.3%

Harry V. Maccarrone..................................                  42,752(7)                     1.4%

Gordon Robinett.......................................                  8,970(8)                     (9)

John H. Brinckerhoff III..............................                  6,108(8)                     (9)

Joseph A. Driscoll....................................                  7,000(8)                     (9)

Diane J. Geller.......................................                      0                         ----

Directors and executive officers as a group (7                      1,982,461(10)                   61.7%
   persons) ..........................................


(1) Each beneficial owner named below exercises sole voting and dispositive power with respect to the shares beneficially owned.

(2) Includes the shares of Common Stock subject to options (exercisable within 60 days after the Record Date) held by each of the named individuals or the directors and executive officers as a group for purposes of calculating the respective percentages of Common Stock owned by such individuals or by the directors and executive officers as a group.

(3) Under the rules and regulations of the Securities and Exchange Commission, Mr. Fanning may be deemed a "control person" of the Company.

(4)      Includes 45,250 shares of Common Stock subject to options.

(5) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 221,400 shares of Common Stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust
         Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(6)      Represents 72,452 shares of Common Stock subject to options.

(7)      Includes 41,693 shares of Common Stock subject to options.

(8)      Includes 6,000 shares of Common Stock subject to options.

(9) Less than 1% of the number of outstanding shares of Common Stock at April 23, 1997.

(10) Includes an aggregate of 177,395 shares of Common Stock subject to options.


                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         At the Annual Meeting, six directors are to be nominated for election, to serve until the 1998 Annual Meeting of Shareholders and until their respective successors are duly elected and qualify. Unless a proxy shall specify that it is not to be voted for the directors, it is intended that the shares of Common Stock represented by each duly executed and returned proxy will be voted in favor of the election as directors of the persons named below.

         Each of the persons named below is at present a director of the Company and was elected at the 1996 Annual Meeting of Shareholders. If any nominee is not a candidate for election at the meeting, an event which the Board of Directors does not anticipate, the proxies will be voted for a substitute nominee and for the others named below. The affirmative vote of the holders of a plurality of the shares of Common Stock present, in person or by proxy, is required for the election of directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.



              Name and Age                      Principal Occupation(1)                    Director Since(2)
              ------------                      -----------------------                    -----------------


John Fanning (65).......................   Chairman of the Board, President and                1961
                                             Chief Executive Officer of the Company

Rosemary Maniscalco (56)................   Executive Vice President and Chief                  1983
                                             Operating Officer of the Company(3)

Harry V. Maccarrone (49)................   Vice President Finance, Chief Financial             1989
                                             Officer and Treasurer of the Company

John H. Brinckerhoff III (68)...........   Stockbroker, Brokers Transaction Services,          1983
                                             Inc.(4)

Gordon Robinett (61)....................   Vice Chairman and a Director of                     1981
                                             Command Security Corporation, security
                                             consultants(5)

Joseph A. Driscoll (57).................   Financial Consultant/Certified Public               1992
                                              Accountant(6)

-------------------
(1) Except as stated below, the nominees' principal occupations have been their respective principal occupations for at least five years.

(2) Directors' tenure includes their period of service as directors of the Company's predecessor.

(3)      Ms.  Maniscalco  became Chief Operating  Officer of the Company in June
         1992.

(4) Mr. Brinckerhoff was a Vice President of Peter Rogen International, corporate consultants, from before 1992 until November 1994.

(5) Mr. Robinett retired as Vice President - Finance and Treasurer of the Company effective May 1, 1989.

(6) Mr. Driscoll has been self-employed in such capacities since July 1991. From 1988 until his retirement from such firm, he was a partner of KPMG Peat Marwick LLP, certified public accountants, and also served as a director thereof from 1987 to 1990. Prior to 1987, Mr. Driscoll was the managing partner of the New York office of KMG Main Hurdman, a predecessor of KPMG Peat Marwick LLP.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

         During the Company's past fiscal year, the Board of Directors held six meetings. Each director attended every meeting. Each director received a fee of $1,000 for each meeting attended in person. In addition, pursuant to the Directors Stock Option Plan, each director who is not an employee of the Company was granted an option to purchase 1,000 shares of Common Stock on January 1, 1996 and will be granted an option to purchase an additional 1,000 shares of Common Stock on each January 1 so long as he remains a director.

         The Audit Committee of the Board of Directors is charged with reviewing the Company's consolidated financial statements and accounting policies, resolving potential conflicts of interest, receiving and reviewing the recommendations of the Company's independent auditors, and conferring with the Company's independent auditors with respect to the training and supervision of internal accounting personnel and the adequacy of internal accounting controls. Messrs. Brinckerhoff, Driscoll and Fanning are the members of the Audit Committee. During 1996, the Audit Committee held one meeting. All members of the Audit Committee attended such meeting.

         The Compensation Committee of the Board of Directors consists of Messrs. Fanning, Brinckerhoff and Robinett. The Compensation Committee recommends to the Board of Directors the compensation for the Company's executive officers and other key employees. The Compensation Committee did not meet during 1996, although the members thereof conferred informally from time to time during the year.

         The Company does not presently have a nominating committee, the customary functions of such committee being performed by the entire Board of Directors.

                             EXECUTIVE COMPENSATION

         The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to the chief executive officer (the "CEO") of the Company (Mr. John Fanning, Chairman of the Board and President of the Company) and the other most highly compensated executive officers of the Company other than the CEO whose salary and bonus exceeded $100,000 (three individuals, the "named executive officers") for one or more of the fiscal years presented.

                                            SUMMARY COMPENSATION TABLE

                                                   Annual Compensation             Long Term Compensation
                                              -----------------------         ---------------------------


                                                                                Securities        All Other         All Other
                                                                                Underlying      Compensation       Compensation
   Name and Principal Position       Year        Salary           Bonus        Options (#)           (1)               (2)
------------------------------      -----     ----------      -----------     ------------     ------------      --------------

John Fanning.....................    1996        $225,000        $223,905(3)          --              $8,603           $4,000
   Chairman of the Board, President  1995         225,000         153,834(4)          --               4,499            4,000
   and Chief Executive Officer       1994         191,668         119,630(5)          --               2,875            2,000

Rosemary Maniscalco..............    1996        $178,366        $141,604(6)      69,401             $11,025           $4,000
   Executive Vice President and      1995         175,000         169,236(7)          --               4,365            4,000
   Chief Operating Officer           1994         177,019         194,353(8)          --               2,655            2,000

Harry V. Maccarrone..............    1996        $152,615         $25,000(9)      23,134              $3,695           $4,000
   Vice President Finance, Treasurer 1995         138,837          25,000(9)          --               2,951            4,000
   and Chief Financial Officer       1994         133,752          25,000(9)          --               2,006            2,000

Diane J. Geller..................    1996        $132,282         $15,000(9)          --              $2,976           $4,000
   Secretary                         1995         118,651          15,000(9)          --               2,524            4,000
                                     1994         114,303          15,000(9)          --               1,715            2,000



------------------

(1)      Such  amount   represents   payments   (including   interest   thereon)
         contributed by the Company under a Deferred Compensation Plan.

(2) Such compensation represents directors fees. Perquisites and other personal benefits, securities or property received by each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's annual salary and bonus.

(3) Such amount represents incentive compensation of $198,905 and a discretionary bonus of $25,000.

(4) Such amount represents incentive compensation of $128,834 and a discretionary bonus of $25,000.

(5)      Such  amount  represents  incentive   compensation  of  $94,630  and  a
         discretionary bonus of $25,000.

(6) Such amount represents additional compensation of $25,000 based upon the terms of her employment agreement, incentive compensation of $49,687, a discretionary bonus of $25,000 and sales compensation of $41,917. See "--Employment Agreements."

(7) Such amount represents additional compensation of $25,000 based upon the terms of her employment agreement, incentive compensation of $32,613, a discretionary bonus of $25,000 and sales compensation of $86,623. See "-- Employment Agreements."

(8) Such amount represents additional compensation of $25,000 based upon the terms of her employment agreement, incentive compensation of $19,894, a discretionary bonus of $25,000 and sales compensation of $124,459. See "-- Employment Agreements."

(9)      Such amount represents a discretionary bonus.

OPTION GRANTS DURING 1996 FISCAL YEAR

         The following table provides information related to options to purchase Common Stock granted to the named executive officers during 1996. The Company currently does not have any plans providing for the grant of stock appreciation rights.


                                                                                                     Potential Realizable
                                                                                                    Value at Assumed Rates
                                                                                                        of Stock Price
                                                                                                    Appreciation for Option
                                       Individual Grants                                                    Term(2)
--------------------------------------------------------------------------------                  -------------------------

                                             % of Total
                            Number of          Options        Exercise
                           Securities        Granted to        or Base
                           Underlying       Employees in        Price
         Name             Option(#)(1)       Fiscal Year      ($/Sh)(2)      Expiration Date          5%             10%
-------------------      -------------     -------------     ---------     -----------------      ---------     -----------


Rosemary Maniscalco             69,401            57.3%           $11.25      February 19, 2006      $491,017      $1,244,332
Harry V. Maccarrone             23,134            19.1%           $11.25      February 19, 2006      $163,675        $414,783


-----------
(1) The option exercise price may be paid in shares of Common Stock owned by the executive, in cash, or a combination of any of the foregoing, as determined by the Stock Option Committee administering the Company's stock option plans. The exercise price is equal to the fair market value of the Common Stock on the date of grant.

(2) The potential realizable value portion of the foregoing table illustrates values that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, non-transferability or differences in vesting periods. Regardless of the theoretical value of an option, its ultimate value will depend upon the market value of the Common Stock at a future date, and that value will depend on a variety of factors, including the overall condition of the stock market and the Company's results of operations and financial condition. There can be no assurance that the values reflected in this table will be achieved.

AGGREGATED  OPTION  EXERCISES  IN LAST  FISCAL  YEAR AND FISCAL  YEAR END OPTION
VALUES

         The following table provides information related to options exercised by the named executive officers during 1996 and the number and value of options held by the named executive officers at fiscal year end.



                               Common
                               Stock           Value        Number of Securities Underlying
                            Acquired on      Realized        Unexercised Options at FY-End          Value of Unexercised In-the-
          Name              Exercise (#)        ($)                       (#)                      Money Options at FY-End ($)(1)
---------------------      ------------     ---------     ------------------------------        ------------------------------

                                                            Exercisable        Unexercisable       Exercisable       Unexercisable
                                                          --------------     --------------     --------------      --------------
John Fanning............             --              --           45,250              29,750           $927,625           $609,875
Rosemary Maniscalco.....         $8,330        $170,765           55,101              81,800          1,129,571          1,676,900
Harry V. Maccarrone.....          1,059          21,710           35,909              19,900            736,135            407,950
Diane J. Geller.........             --              --                0               2,550                  0             52,275



(1) Based on the closing price of a share of Common Stock on December 31, 1996 of $20.50, as reported on the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") National Market.

EMPLOYMENT AGREEMENTS

         Under an employment agreement dated as of January 26, 1984, as amended through January 1, 1997, between the Company and John Fanning, Mr. Fanning is employed as Chief Executive Officer and President for a term that will expire on December 31, 1997. Mr. Fanning receives a base salary of $250,000, increased from $225,000 effective January 1, 1997. Such agreement also provides for incentive compensation equal to 5% of the Company's "pre-tax operating income" (as defined therein) in excess of $2,500,000 but not in excess of $3,000,000, plus 3.5% of such income in excess of $3,000,000.

         Under an employment agreement dated as of May 1, 1993, as amended through January 1, 1997, between the Company and Rosemary Maniscalco, Ms. Maniscalco is employed as Executive Vice President and Chief Operating Officer for a term that will expire on December 31, 1997 and thereafter shall be extended for successive one-year periods unless either party notifies the other party at least 90 days prior to December 31, 1997, or the expiration of any such subsequent one-year term. Ms. Maniscalco receives a base salary of $225,000 per annum (increased from $175,000, effective January 1, 1997) and (i) incentive compensation equal to 5% of the Company's "pretax operating income" (as defined in such agreement) in excess of $2,500,000 but not in excess of $3,000,000, plus 1% of such income in excess of $3,000,000; and (ii) sales compensation based upon (A) the sales of, and/or licensing fees actually paid by, licensed offices of the Company acquired by it or converted to the Uniforce system as a direct result of Ms. Maniscalco's sales efforts and (B) the gross profit of offices located within the United States that are acquired by the Company with respect to sales of such offices derived from sales of the Company's PrO Unlimited product line. In all events, the aggregate of base salary, incentive compensation and sales compensation in respect of any full fiscal year may not be less than $250,000.

         In addition, the Company has entered into arrangements with Ms. Maniscalco and Mr. Maccarrone under which Ms. Maniscalco is entitled to receive a cash bonus of $780,761 and Mr. Maccarrone is entitled to receive a cash bonus of $260,257, each payable to the extent of 10% thereof on January 11, 1999, to the extent of 30% thereof on January 11, 2000 and as to the balance thereof on January 11, 2001, provided that the recipient is then employed by the Company. The cash bonus installments are subject to acceleration in the event of the recipient's death, the merger of the Company, the sale of all or substantially all of the Company's assets or a change of control of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

         The Compensation Committee determines the cash and other incentive compensation, if any, excluding stock options, to be paid to the Company's executive officers and key employees. The Compensation Committee currently consists of Messrs. Fanning, Robinett and Brinckerhoff. In addition, each of the stock option plans is administered by a committee (the "Stock Option Committee") appointed by the Board of Directors. The Stock Option Committee currently consists of Messrs. Robinett, Brinckerhoff and Driscoll, each of whom is a Non-Employee Director, within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), and an Outside Director, within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), of the Company.

COMPENSATION PHILOSOPHY

         The Compensation Committee's executive compensation philosophy is to base management's pay, in part, on the achievement of the Company's annual and long-term performance goals, to provide competitive levels of compensation, to recognize individual initiative, achievement and length of service to the Company, and to assist the Company in attracting and retaining qualified management. The Compensation Committee and the Stock Option Committee also believe that the potential for equity ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Section 162(m) of the Code generally prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation other than the chief executive officer, at the end of the corporation's fiscal year. However, the $1 million compensation deduction limitation does not apply to "performance-based compensation." The Company is seeking shareholder approval with regard to amendments to its 1991 Stock Option Plan to enable compensation received by executive officers in connection with the exercise of options granted under such plan to qualify as "performance-based compensation." No amendments are required for the Company's other stock option plans. See "Proposal No. 2 -- Approval of Amendments to the 1991 Stock Option Plan of the Company."

SALARIES

         Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industry. Several of such companies are in the Company's Peer Group as described under "Common Stock Performance." The Company believes that its salaries are comparable to those of its competitors. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive particularly with respect to the ability to manage growth of the Company, the length of the executive's service to the Company and any increased responsibilities assumed by the executive. The Company has employment agreements with each of Mr. Fanning and Ms. Maniscalco, which set the base salary for such individuals.

ANNUAL BONUSES AND INCENTIVE COMPENSATION

         The Company from time to time considers the payment of bonuses and incentive compensation to its executive officers, although with the exception of Ms. Maniscalco and Mr. Fanning, no bonus or incentive compensation is currently provided pursuant to a formal plan or employment agreement. Most of Ms. Maniscalco's incentive compensation and bonus is determined in accordance with the terms of her employment agreement. See "-- Employment Agreements."

         With respect to the Company's executive officers and upper-middle managers, bonuses are determined annually by the Compensation Committee and are generally based, first, upon the level of achievement by the Company of its strategic and operating goals and, second, upon the level of personal achievement by participants. The achievement of goals by the Company includes, among other things, the performance of the Company as measured by return on assets. The achievement of personal goals includes the actual performance of the Company for which the executive officer or manager has responsibility as compared to the planned performance thereof, the level of cost savings achieved by such executive officer or manager, other individual contributions, the ability to manage and motivate reporting employees and the achievement of assigned projects. During 1996 the Company awarded aggregate bonuses to Ms. Maniscalco, Mr. Maccarrone and Ms. Geller of $25,000, $25,000 and $15,000, respectively. As indicated under "-- Stock Option Plans" below, certain of the named executive officers were awarded stock options in 1996.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         Mr. Fanning's base salary of $225,000 in 1996 was based upon the terms of his employment agreement and the factors described in the "Salaries" paragraph above. The Company believes Mr. Fanning's salary is comparable to the salaries of chief executive officers of companies reviewed by the Company. In addition, Mr. Fanning can receive incentive compensation in accordance with the terms of his employment agreement. See "-- Employment Agreements." Mr. Fanning also received a discretionary bonus of $25,000 for 1996. Discretionary bonuses to Mr. Fanning are based upon the factors described in "Annual Bonuses and Incentive Compensation."

STOCK OPTION PLANS

         In 1996, the Stock Option Committee awarded stock options to purchase an aggregate of 69,401 shares and 23,134 shares to Ms. Maniscalco and Mr. Maccarrone, respectively. It is the philosophy of the Stock Option Committee that stock options should be awarded only to key employees of the Company to promote long-term interests between such employees and the Company's shareholders and to assist in the retention of such employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         John Fanning, the Company's Chairman of the Board, President and Chief Executive Officer, and Gordon Robinett, the former Vice President - Finance and Treasurer of the Company until 1989, participated in deliberations of the Company's Compensation Committee concerning executive officer compensation.

                    Compensation Committee:     John Fanning
                                                Gordon Robinett
                                                John H. Brinckerhoff III


                            COMMON STOCK PERFORMANCE

         The following graph compares the total cumulative return (assuming dividends are reinvested) on the Company's Common Stock during the five fiscal years ended December 31, 1996 with the cumulative return on the Nasdaq Market Index and a Peer Group Index. The Peer Group selected by the Company consists of Olsten Corp., Joule Inc., Butler International Inc., Kelly Services, Inc., Staff Builders Inc. and the Company.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG UNIFORCE SERVICES, INC.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

               Company                                                             Fiscal Year Ending
---------------------------------------        -------------------------------------------------------------------------------------
                                                     1991           1992            1993           1994          1995          1996
                                                    ------         ------          ------         ------        ------        -----

Uniforce Services, Inc.                              100            92.88          100.16         150.35        167.52        314.62
Peer Group                                           100           146.48          134.16         141.31        159.21        133.91
Broad Market                                         100           100.98          121.13         127.17        164.96        204.98



                      ASSUMES $100 INVESTED ON JAN. 1, 1991
                           ASSUMES DIVIDEND REINVESTED
                         FISCAL YEAR ENDED DEC. 31, 1996

                                 PROPOSAL NO. 2

       APPROVAL OF AMENDMENTS TO THE 1991 STOCK OPTION PLAN OF THE COMPANY

         On March 14, 1997, the Board of Directors adopted, and proposed that the shareholders approve, amendments to the Company's 1991 Stock Option Plan (the "Plan"), which, in substance, provide, among other things, (i) that the Plan be administered by a committee of "non-employee directors" within the meaning of Rule 16b-3 and "outside directors" within the meaning of Section 162(m) of the Code and that the Plan otherwise complies with Rule 16b-3 and (ii) limitations on the number of shares subject to options granted under the Plan to enable (a) compensation realized upon the exercise of options granted under the Plan to be regarded as "performance-based" under Section 162(m) of the Code and
(b) such compensation to be deductible without regard to the limits of Section 162(m) of the Code. Such amendments are collectively referred to herein as the "Amendments." The full text of the provisions of the Plan that are being amended is described below.

         The Plan provides for the grant to directors, officers and employees of options to purchase an aggregate of 500,000 shares of Common Stock.

         The Board of Directors believes it is in the Company's and its shareholders' best interests to approve the Amendments because they will (i) enable compensation attributable to stock options received under the Plan to qualify as "performance-based" for the purposes of Section 162(m) of the Code and (ii) enable the Plan to comply with Rule 16b-3. At the present time, in light of current compensation levels of the Company's executive officers, it is not expected that the $1 million threshold of Section 162(m) of the Code will be reached with respect to the salary and bonus to be paid to any individuals in 1997. In addition, in connection with adopting the Amendments, certain conforming definitional changes have been made to the Plan. Options previously granted to the Company's chief executive officer and the four most highly compensated executive officers other than the CEO under the Plan will be cancelled if the Amendments to the Plan are not approved.

         The following are the proposed Amendments to the Plan:

         A. The following paragraph shall be added to the end of Section 1, "Purposes."

                  The Company  intends  that the Plan meet the  requirements  of
                  Rule 16b-3 and that transactions of the type specified in subparagraphs (c) to (f) inclusive of Rule 16b-3 by officers and directors of the Company pursuant to the Plan will be exempt from the operation of Section 16(b) of the Exchange Act. Further, the Plan is intended to satisfy the performance-based compensation exception to the limitation on the Company's tax deductions imposed by Section 162(m) of the Code. In all cases, the terms, provisions, conditions and limitations of the Plan shall be construed and interpreted consistent with the Company's intent as stated in this Section 1.

         B. The following sentence shall be added to the end of Section 3, "Administration."

                  In the event that for any reason the Committee is unable to act or if the Committee at the time of any grant, award or other acquisition under the Plan of options or Shares does not consist of two or more Non-Employee

                  Directors, then any such grant, award or other acquisition may be approved or ratified in any other manner contemplated by subparagraph (d) of Rule 16b-3.

         C. The following sentence shall be added to the end of Section 5, "Limitations on Shares Subject to the Plan."

                  The maximum number of Shares that may be subject to options granted under the Plan to any individual in any calendar year shall not exceed 100,000, and the method of counting such Shares shall conform to any requirements applicable to performance-based compensation under Section 162(m) of the Code.

         D. The following paragraph shall be added to the end of Section 6, "Terms and Conditions of Options."

                  If an option granted to the Company's Chief Executive Officer or to any of the Company's other four most highly compensated officers is intended to qualify as "performance-based" compensation under Section 162(m) of the Code, the exercise price of such option shall not be less than 100% of the Fair Market Value of a Share on the date such option is granted.

         In addition, the Plan has also been amended to permit the grant of non-qualified options to directors. See "-- Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values" for a table of the current options held by the CEO and the named executive officers at fiscal year end.

ADMINISTRATION

         The Plan, as amended, will be administered by a Stock Option Committee, consisting of not less than two members of the Board of Directors of the Company who are "non-employee directors" within the meaning of Rule 16b-3 and "outside directors" within the meaning of Section 162(m) of the Code. The members of the Stock Option Committee are appointed by the Board of Directors and serve at the pleasure of the Board of Directors. Currently, the members of the Stock Option Committee are Messrs. Robinett, Brinckerhoff and Driscoll.

REGISTRATION OF SHARES

         The Company has filed a registration statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock underlying options granted pursuant to the Plan.

REQUIRED VOTE

         The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, is required for approval of the proposed amendments to the Plan.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENTS TO THE PLAN. BROKER NON-VOTES

AND PROXIES MARKED "ABSTAIN" WITH RESPECT TO THIS PROPOSAL WILL BE COUNTED TOWARDS A QUORUM. ABSTENTIONS WILL BE COUNTED AS A VOTE AGAINST THIS PROPOSAL AND BROKER NON-VOTES WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING WHETHER THIS PROPOSAL HAS BEEN APPROVED.

                                 PROPOSAL NO. 3

               APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S
            CERTIFICATE OF INCORPORATION TO AUTHORIZE PREFERRED STOCK

         The Board of Directors has approved an amendment to Paragraphs 4 and 5 of the Company's Certificate of Incorporation to authorize the issuance of up to 2,000,000 shares of Preferred Stock. The text of the proposed amendment is attached hereto as Exhibit A and is incorporated herein by reference.

         The Company is currently authorized to issue 10,000,000 shares of Common Stock. As of April 23, 1997, [3,033,543] shares of Common Stock were issued and outstanding, 2,084,243 shares of Common Stock were held in treasury, and an additional __________ shares of Common Stock were reserved for issuance upon exercise of outstanding stock options and for options that may be granted in the future under the Plan and the Company's other stock option plans.

         The Board of Directors believes that the authorization of the Preferred Stock is in the best interests of the Company and its shareholders and believes that it is advisable to authorize such shares and have them available in connection with possible future transactions, such as financings, strategic alliances, corporate mergers, acquisitions, possible funding of new product programs or businesses and other uses not presently determinable and as may be deemed to be feasible and in the best interests of the Company. In addition, the Board of Directors believes that it is desirable that the Company have the flexibility to issue shares of Preferred Stock without further shareholder action, except as otherwise provided by law. The Company currently has no plans to issue shares of Preferred Stock, should this proposal be approved by shareholders.

         It is not possible to determine the actual effect of the Preferred Stock on the rights of the shareholders of the Company until the Board of Directors determines the rights of the holders of a series of the Preferred Stock. However, such effects might include (i) restrictions on the payment of dividends to holders of the Common Stock; (ii) dilution of voting power to the extent that the holders of shares of Preferred Stock are given voting rights;
(iii) dilution of the equity interests and voting power of holders of Common Stock if the Preferred Stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of the Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred Stock.

         The Board of Directors will make any determination to issue shares of Preferred Stock based upon its judgment as to the best interests of the shareholders and the Company. Although the Board of Directors has no present intention of doing so, it could issue shares of Preferred Stock (within the limits imposed by applicable law) that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. When in the judgment of the Board of Directors such action would be in the best interests of the shareholders and the Company, the issuance of shares of Preferred Stock could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company, for example, by the sale of Preferred Stock to purchasers favorable to the Board of Directors. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares could also be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interests of the stockholders and the Company. Such issuance of Preferred Stock could also have the effect of diluting the earnings per share and book value per share of the Common Stock held by the holders of Common Stock.

         While the Company may consider effecting an equity offering of Preferred Stock in the future for the purposes of raising additional working capital or otherwise, the Company, as of the date hereof, has no agreements or understandings with any third party to effect any such offering and no assurances are given that any offering will in fact be effected.

DISSENTERS' RIGHTS

         Pursuant to the New York Business Corporation Law, the Company's shareholders are not entitled to dissenters' rights of appraisal with respect to the proposed amendment.

         If the proposed amendment is approved, a Certificate of Amendment amending the Certificate of Incorporation will be filed with the office of the Secretary of State of the State of New York as promptly as practicable thereafter and the authorization to issue Preferred Stock would become effective on the date of such filing.

REQUIRED VOTE

         The affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote at a meeting of shareholders, in person or by proxy, is required for approval of the proposed amendment to the Company's Certificate of Incorporation.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION. BROKER NON-VOTES AND PROXIES MARKED "ABSTAIN" WITH RESPECT TO THIS PROPOSAL WILL BE COUNTED TOWARDS A QUORUM. ABSTENTIONS WILL BE COUNTED AS A VOTE AGAINST THIS PROPOSAL AND BROKER NON-VOTES WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING WHETHER THIS PROPOSAL HAS BEEN APPROVED.

                                 PROPOSAL NO. 4

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         It is proposed that the shareholders ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1997. KPMG Peat Marwick LLP has advised the Company that a representative will be present at the Annual Meeting at which time he will respond to appropriate questions submitted by shareholders and will make such statements as he may desire.

         Approval by the shareholders of the appointment of independent auditors is not required, but the Board of Directors deems it desirable to submit this matter to the shareholders. If a majority of the shareholders voting at the meeting should not approve the selection of KPMG Peat Marwick LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF THE COMPANY. BROKER NON-VOTES AND PROXY CARDS MARKED "ABSTAIN" WITH RESPECT TO THIS PROPOSAL WILL BE COUNTED TOWARDS A QUORUM. ABSTENTIONS WILL BE COUNTED AS A VOTE AGAINST THIS PROPOSAL AND BROKER NON-VOTES WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING WHETHER THIS PROPOSAL HAS BEEN APPROVED.

                                     GENERAL

         The solicitation of proxies in the accompanying form is made by the Board of Directors and the cost thereof will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and other employees of the Company may also solicit proxies personally or by mail, telephone or telegraph, but they will not receive additional compensation for such services. Brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of Common Stock in their names will be requested by the Company to forward proxy materials to their principals and will be reimbursed for their reasonable out-of-pocket expenses in such connection.

         As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters to be presented for action, but if any other matters properly come before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented thereby in accordance with their best judgment.

         It is important that proxies be returned promptly. Therefore, whether or not you plan to attend the meeting in person, you are urged to mark, date, execute and return your proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

SHAREHOLDER PROPOSALS

         Shareholder proposals in respect of matters to be acted upon at the Company's 1998 Annual Meeting of Shareholders should be received by the Company on or before January 1, 1998 in order that they may be considered for inclusion in the Company's proxy materials.

                              By Order of the Board of Directors,


                              DIANE J. GELLER,
                              Secretary


Dated: April 30, 1997
                                      -16-

                                                                       EXHIBIT A


         Paragraph FOURTH shall be deleted in its entirety and the following new Paragraph FOURTH shall be substituted in lieu thereof:

                  FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is twelve million (12,000,000), consisting of ten million (10,000,000) shares of common stock having a par value of one cent ($.01) per share, all of which are of the same class and all of which are designated as common shares (the "Common Stock"), and two million (2,000,000) shares of preferred stock (the "Preferred Stock") having a par value of one cent ($.01) per share.

         Paragraph FIFTH shall be amended to read in its entirety as follows:

                  FIFTH: a) Common Stock. Each share of Common Stock shall have one vote for all corporate purposes, with no cumulative voting rights. Each share of Common Stock shall have equal rights on dissolution, corporate distribution and for all other corporate purposes.

                         b) Preferred Stock. The Board of Directors is expressly authorized to provide for the issue of all or any shares of Preferred Stock, without shareholder approval unless otherwise required by applicable law, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the Business Corporation Law of the State of New York.

                             UNIFORCE SERVICES, INC.

                    Proxy Solicited by the Board of Directors
                                     for the
                         ANNUAL MEETING OF SHAREHOLDERS

                                  June 10, 1997


         KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of UNIFORCE SERVICES, INC. (the "Company") does hereby constitute and appoint JOHN FANNING, ROSEMARY MANISCALCO and HARRY MACCARRONE or any of them (each with full power of substitution of another for himself) as attorneys, agents and proxies, for and in the name, place and stead of the undersigned, and with all the powers the undersigned would possess if personally present, to vote as instructed below all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 10, 1997 at 10:00 A.M. local time at The Garden City Hotel, 45 Seventh Street, Garden City, New York, and at any adjournment or adjournments thereof, all as set forth in the Notice of Meeting and Proxy Statement.

                               (See Reverse Side)

1.       ELECTION OF A BOARD OF SIX DIRECTORS:


                                                   (INSTRUCTIONS: To
                                                   withhold authority to
                                                   vote for any
FOR all nominees       WITHHOLD AUTHORITY          individual nominee,
listed to the right    to vote for                 strike a line through
(except as marked      nominees listed to          the nominee's name in
to the contrary)       the right                   the list below.)

         /  /          /   /                       J.H. Brinckerhoff III,
                                                   J.A. Driscoll,
                                                   J. Fanning,
                                                   H.V. Maccarrone,
                                                   R. Maniscalco,
                                                   G. Robinett



2.       APPROVAL OF AMENDMENTS TO THE 1991 STOCK OPTION PLAN OF THE COMPANY

         FOR ___                   AGAINST   ___               ABSTAIN  _____


3. APPROVAL OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK.

         FOR ___                   AGAINST   ___               ABSTAIN  _____


4. RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1997.

         FOR ___                   AGAINST   ___               ABSTAIN  _____


5. In their discretion, the Proxies are authorized to vote upon such other and further business as may properly come before the meeting.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO SUCH INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN FAVOR OF ELECTION OF THE NOMINEES FOR DIRECTORS DESIGNATED BY THE BOARD OF DIRECTORS AND FOR ITEMS 2, 3 AND 4.


Signature                                      Date:
          ----------------------------               -------------------------

Note: Please sign exactly as your name appears hereon, and when signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If signatory is a corporation, sign the full corporate name by duly authorized officer. If shares are held jointly, each shareholder named should sign.